FOR IMMEDIATE RELEASE

AUDIOVOX CORPORATION REPORTS FISCAL 2012 FIRST QUARTER RESULTS

•	1Q12 sales increase 26.9% with the addition of Klipsch; gross margins up 560 basis points

•	Operating income increases $5.5 million: $4.0 million vs. ($1.5) million in 1Q11

•	1Q12 EPS of $0.11 vs. $0.05 in 1Q11 (GAAP); Adjusted 1Q12 EPS of $0.15 vs. $0.03

•	1Q12 EBITDA of $8.1 million vs. $3.1 million in 1Q11; adjusted EBITDA of $9.7 million vs. $3.5 million

•	Company reaffirms FY12 guidance

HAUPPAUGE, NY - July 11, 2011 - Audiovox Corporation (NASDAQ: VOXX), today announced results for its fiscal 2012 first quarter ended May 31, 2011.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, “We're pleased with our first quarter results as sales were in line with projections and our bottom line came in above forecast. What's most encouraging is the traction we continue to make on the OEM side of our business and internationally, as well as the opportunities we see for Klipsch at retail and in the commercial/professional installation space. While the retail environment remains challenging and there are some near-term concerns with consumer confidence and supply shortages in the automotive market, we believe we're on track to meet our guidance of $730.0 million in sales and EBITDA of $42.0 million this year.”

Net sales for the fiscal 2012 first quarter were $165.3 million, an increase of 26.9% compared to net sales of $130.3 million reported in the comparable year ago period. Sales for the quarter were in line with company estimates.

Electronics sales for the fiscal 2012 first quarter were $132.3 million compared to $94.5 million in the comparable year ago period, an increase of $37.8 million or 40.0%. The increase was driven primarily by the addition of Klipsch sales, which accounted for $35.1 million, as well as increases in audio and video sales and gains in the Company's OEM business, partially offset by lower sales of consumer goods and satellite radio products. Electronics represented 80.0% of the net sales for the three months ended May 31, 2011 compared to 72.5% in the prior year period.

In the fiscal 2012 first quarter, the Company reported Accessories sales of $33.0 million compared to $35.8 million in the comparable year-ago period, a decline of $2.8 million or 7.8%. Accessories products continued to be impacted by the slowness in retail sales domestically, partially offset by gains in the Company's international operations. Accessories represented 20.0% of net sales for the three months ended May 31, 2011 compared to 27.5% in the corresponding period ended May 31, 2010.

Gross margins were 26.4% for the fiscal 2012 first quarter, an increase of 560 basis points compared to the prior year period. The increase was driven by a number of factors including the addition of high-end audio sales from the Company's Klipsch acquisition, as well as a shift away from lower margin sales of consumer electronics and fulfillment programs towards higher margin accessories and mobile electronics products, and continued gains in the mobile OEM markets. The Company expects gross profit margins to be 25.0% or higher depending on the product mix on a go-forward basis.

Operating expenses increased by $11.2 million to $39.7 million for the three months ended May 31, 2011, up from $28.5 million reported in the comparable prior year period. The increase in total operating expenses was primary due to the Klipsch acquisition, which accounted for $9.6 million and a success fee and related expenses of $1.3 million paid in connection with this acquisition. As a percentage of net sales, operating expenses increased to 24.0% as compared to 21.9% for the three months ended May 31, 2010.

The Company reported operating income of $4.0 million for the fiscal 2012 first quarter compared to an operating loss of $1.5 million in the comparable year ago period. Net income for the period ended May 31, 2011 was $2.5 million or $0.11 per share as compared to net income of $1.1 million or earnings per share of $0.05 for the fiscal 2011 first quarter. Adjusted net income was $3.5 million or $0.15 per share compared to $0.8 million or $0.03 for the periods ended May 31, 2011 and May 31, 2010, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2012 first quarter was $8.1 million as compared to EBITDA of $3.1 million for the similar period in fiscal 2011. Adjusted EBITDA for the same periods was $9.7 million and $3.5 million respectively. A reconciliation of GAAP net income to Adjusted EBITDA can be found in the Company's Form 10-Q for the period ended May 31, 2011.

Non-GAAP Measures
Adjusted net income and adjusted EBITDA are not financial measures recognized by GAAP.  Adjusted net income represents net income, computed in accordance with GAAP, before stock-based compensation expense, a tax refund, and costs relating to the Klipsch acquisition.  Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense and costs relating to the Klipsch acquisition.  Depreciation, amortization, and stock-based compensation expense are non-cash items.  Adjusted net income per diluted share is calculated by dividing adjusted net income by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted net income and related per diluted share amounts as well as adjusted EBITDA in this release because we consider them to be useful and appropriate supplemental measures of our performance.  Adjusted net income and related per diluted share amounts as well as adjusted EBITDA help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance.  In addition, the exclusion of costs relating to the Klipsch acquisition and the tax refund allows for a more meaningful comparison of our results from period-to-period.  These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies.  Adjusted net income and adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP.  Adjusted net income and adjusted EBITDA are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Tuesday, July 12, 2011 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-706-7745; international number: 617-614-3472; pass code: 10317801). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 92067415).

About Audiovox
Audiovox Corporation (NASDAQ:VOXX) is a leading, global supplier of mobile and consumer electronics products. The Company is the number one high-end loudspeaker company in the world and is also a recognized leader in the marketing of automotive entertainment, vehicle security and remote-start systems. Its extensive distribution network includes power retailers and 12-volt specialists as well the major Original Equipment Manufacturers (“OEMs”), both domestically and abroad. The Company is also a recognized leader in the consumer electronics and accessories markets, selling to major retailers worldwide. Audiovox possesses a strong brand portfolio and its products ranks among the top ten in almost every category in which they sell. Domestic brands include Audiovox, Klipsch, RCA, Invision, Jensen, Omega, Energizer, Terk, Acoustic Research, Advent, Code Alarm, Prestige, Excalibur and SURFACE. International brands include Klipsch, Jamo, Energy, Mirage, Mac

Audio, Magnat, Heco, Schwaiger, Oehlbach and Incaar.
Headquartered in Hauppauge, NY, Audiovox has two manufacturing facilities in the United States, several domestic sales and marketing affiliates, and a robust international footprint with offices in Europe, Asia, Canada, Mexico and Venezuela.  For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011 on file with the Securities and Exchange Commission (SEC).

Company Contact:
Glenn Wiener
GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

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Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31, 2011	February 28, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$16,237	$98,630
Accounts receivable, net	118,649	108,048
Inventory	138,789	113,620
Receivables from vendors	7,776	8,382
Prepaid expenses and other current assets	11,479	9,382
Deferred income taxes	5,834	2,768
Total current assets	298,764	340,830
Investment securities	13,533	13,500
Equity investments	13,614	12,764
Property, plant and equipment, net	24,981	19,563
Goodwill	64,856	7,373
Intangible assets	179,249	99,189
Deferred income taxes	12	6,244
Other assets	4,710	1,634
Total assets	$599,719	$501,097

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31, 2011	February 28, 2011
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$48,531	$27,341
Accrued expenses and other current liabilities	39,384	36,500
Income taxes payable	609	1,610
Accrued sales incentives	18,295	11,981
Deferred income taxes	415	399
Current portion of long-term debt	4,075	4,471
Total current liabilities	111,309	82,302
Long-term debt	65,869	5,895
Capital lease obligation	5,311	5,348
Deferred compensation	3,770	3,554
Other tax liabilities	1,788	1,788
Deferred tax liabilities	11,014	4,919
Other long-term liabilities	4,064	4,345
Total liabilities	203,125	108,151
Commitments and contingencies
Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,730,837 and 22,630,837 shares issued, and 20,913,005 and 20,813,005 shares outstanding at May 31, 2011 and February 28, 2011, respectively	226	226
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at May 31, 2011 and February 28, 2011	22	22
Paid-in capital	278,146	277,896
Retained earnings	139,514	137,027
Accumulated other comprehensive (loss)	(2,938)	(3,849)
Treasury stock, at cost, 1,817,832 shares of Class A common stock at May 31, 2011 and February 28, 2011	(18,376)	(18,376)
Total stockholders' equity	396,594	392,946
Total liabilities and stockholders' equity	$599,719	$501,097

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the three months ended May 31, 2011 and 2010
 (In thousands, except share and per share data)
(unaudited)

	2011	2010
Net sales	$165,325	$130,313
Cost of sales	121,637	103,252
Gross profit	43,688	27,061
Operating expenses:
Selling	11,904	8,829
General and administrative	22,653	17,330
Engineering and technical support	3,811	2,389
Acquisition-related costs	1,343	—
Total operating expenses	39,711	28,548
Operating income (loss)	3,977	(1,487)
Other (expense) income:
Interest and bank charges	(1,483)	(441)
Equity in income of equity investees	1,129	908
Other, net	481	1,501
Total other income	127	1,968
Income before income taxes	4,104	481
Income tax expense (benefit)	1,617	(638)
Net income	$2,487	$1,119
Net income per common share (basic)	$0.11	$0.05
Net income per common share (diluted)	$0.11	$0.05
Weighted-average common shares outstanding (basic)	23,079,394	22,887,187
Weighted-average common shares outstanding (diluted)	23,287,621	22,951,605

Audiovox Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Net Income Available to Common Shareholders

	Three Months Ended May 31,
	2011	2010
GAAP net income	$2,487	$1,119
Adjustments:
Klipsch acquisition costs	1,343	—
Stock Compensation	250	428
Discrete tax item	—	(750)
Tax effects of above adjustments	(628)	—
Adjusted net income	$3,452	$797

GAAP net income per common share, diluted	$0.11	$0.05
Adjusted net income per common share, diluted	$0.15	$0.03

Diluted weighted average number of shares (GAAP and adjusted)	23,288	22,952

Reconciliation of GAAP Net Income to Adjusted EBITDA

	Three Months Ended May 31,
	2011	2010
Net income	$2,487	$1,119
Adjustments:
Interest expense, net	1,483	441
Depreciation and amortization	2,532	2,150
Taxes	1,617	(638)
EBITDA	8,119	3,072
Stock-based compensation	250	428
Klipsch acquisition costs	1,343	—
Adjusted EBITDA	$9,712	$3,500